HF Financial Corp. Third Fiscal Quarter Earnings Increase 16% Over Prior Year

Strong Mortgage Originations and Expense Controls Contribute to Increased Profitability
Declares Regular Quarterly Dividend of $0.1125 per Share
SIOUX FALLS, SD, April 29, 2013 -- HF Financial Corp. (Nasdaq: HFFC) today reported earnings increased 16% to $1.4 million, or $0.20 per diluted share for the third fiscal quarter ended March 31, 2013, compared to $1.2 million, or $0.17 per diluted share for the third fiscal quarter one year ago, and relative to a 36% increase from $1.0 million, or $0.15 per diluted share for the preceding fiscal quarter. For the first nine months of fiscal 2013, earnings grew 34% to $4.5 million, or $0.64 per share compared to $3.4 million, or $0.48 per share one year earlier. Robust mortgage originations contributed to higher revenues and strong reserve levels reduced the need for loan loss provisions in the quarter. Classified assets continued to decline and capital levels continued to increase. Tangible book value per share was $13.47 at quarter end.
“Our local non-farm economy remains strong and the recent spring precipitation is improving drought conditions for agriculture throughout our South Dakota markets,” said Stephen Bianchi, President and Chief Executive Officer. “New loan customers are beginning to come to Home Federal as we have expanded our agricultural and business lending teams throughout our footprint to support our communities and the opportunities that exist. Also, the integration of workflow efficiencies and efforts to strengthen our brand is gaining traction.”
Fiscal Third Quarter Financial Highlights: (at or for the periods ended March 31, 2013, compared to December 31, 2012, and March 31, 2012.)

•	Earnings per diluted share for the fiscal third quarter increased 33% to $0.20 versus $0.15 in the second fiscal quarter. Relative to one year earlier, earnings per share improved 18%.

•
Mortgage banking related revenue totaled $1.6 million ($1.2 million in gains on sale and $406,000 for loan servicing income) for the third quarter ended March 31, 2013 versus $961,000 the previous quarter and $679,000 one year earlier.

•
No loan loss provisions were booked during the third fiscal quarter while loan reserves remained at similar levels relative to total loans. Loan loss reserves totaled 1.56% at March 31, 2013 compared to 1.59% at December 31, 2012 and 1.48% at March 31, 2012.

•
Classified assets totaled $39.7 million at March 31, 2013 compared to $43.4 million at December 31, 2012 and $48.8 million one year earlier. Following the deterioration from one performing but classified loan into nonaccrual status, nonperforming assets (“NPAs”) increased to $23.6 million, or 1.97%, of total assets compared to $17.1 million at December 31, 2012, or 1.40%, of total assets at the end of the preceding quarter. Troubled debt restructurings totaled $10.1 million at March 31, 2013 versus $10.2 million at the end of the previous quarter and $16.5 million one year earlier.

•	The net interest margin, expressed on a fully taxable equivalent basis (“NIM, TE”), was stable at 2.64% versus 2.68% for the preceding quarter.

•	Capital levels at March 31, 2013 continued to remain well above the regulatory “well-capitalized” minimum levels of 10.00%, 6.00% and 5.00%, respectively:

•	Total risk-based capital to risk-weighted assets was 16.42% versus 16.51% at December 31, 2012.

•	Tier 1 capital to risk-weighted assets was 15.18% versus 15.26% at December 31, 2012.

•	Tier 1 capital to adjusted total assets was 9.80% versus 9.54% at December 31, 2012.

•	The most recent dividend of $0.1125 per share represents the twentieth consecutive quarter at this level and provides a 3.26% current yield at recent market prices.

•	Tangible book value per share increased to $13.47 per share, compared to $13.10 per share at March 31, 2012.
Balance Sheet and Asset Quality Review
Total assets at March 31, 2013, decreased slightly to $1.20 billion from $1.22 billion at the end of the preceding quarter due primarily to decreased cash levels. Total loans increased to $682.6 million from $677.6 million during the most recent quarter. The Bank's loan portfolio remains well-diversified with commercial real estate loans accounting for 43.5% of the portfolio followed by agricultural loans totaling 24.6% of the portfolio. Consumer loans totaled 13.9%, commercial business totaled 10.4% and residential loans totaled 7.6%.
“New mortgage originations and refinancings continue to dominate our lending activities. Meanwhile, our team is working diligently to develop new relationships for commercial and agricultural lending,” added Bianchi.
Total deposits were $897.2 million at March 31, 2013, versus $933.1 million at December 31, 2012 and $892.8 one year earlier. Deposit balances decreased in the third fiscal quarter from the preceding quarter, due primarily to a decrease from typical seasonal public fund deposits.
Nonperforming assets, which include performing loans that have been restructured and are current, increased to $23.6 million at March 31, 2013 from $17.1 million the preceding quarter and decreased from $24.5 million a year ago. At March 31, 2013, NPAs represented 1.97% of total assets. The increase in nonperforming assets primarily related to some continued difficulty in the dairy sector, specifically related to one borrower relationship. Despite the increase in nonperforming assets, the Bank has less classified assets at March 31, 2013 compared to the preceding quarter and one year earlier. Classified assets totaled $39.7 million at March 31, 2013 compared to $43.4 million at December 31, 2012 and $48.8 million at March 31, 2012.
Charge-off activity continues to slow. For the third fiscal quarter, loan charge-offs totaled $189,000 compared to $1.3 million one year earlier. For the nine months ended March 31, 2013, charge-offs totaled $1.2 million versus $7.4 million for the nine months ended March 31, 2012.
The allowance for loan and lease losses at March 31, 2013, totaled $10.7 million, representing 1.56% of total loans outstanding. These levels are similar to the preceding quarter period at $10.8 million and 1.59% of total loans.
Tangible common shareholders' equity increased to 7.97% of tangible assets at March 31, 2013 compared to 7.79% at December 31, 2012. Tangible book value per common share was $13.47 at March 31, 2013 up from $13.13 per share at the end of fiscal 2012.
Capital ratios continued to remain well above regulatory requirements for a well capitalized institution with Tier 1 capital to risk-weighted assets of 15.18% at March 31, 2013, while its Tier 1 capital to adjusted total assets was 9.80%. These regulatory ratios were much higher than the well capitalized required minimum levels of 6.00% and 5.00%, respectively.

Review of Operations
For the quarter ended March 31, 2013, HF Financial's earnings reflect continued strong gains on the sale of mortgage loans from refinancing activities and expense controls. "Our efforts to control expenses are supporting our improved profitability. Despite paying higher mortgage commissions and incentives, our total non-interest expense levels have trended down,” said Brent Olthoff, Chief Financial Officer and Treasurer.
Net interest income totaled $7.1 million for the third fiscal quarter 2013 compared to $7.2 million for the previous fiscal quarter, and $7.7 million in the year ago quarter. The NIM, TE was 2.64% for the third quarter compared to 2.68% the preceding quarter.
Gains on the sale of loans contributed to a strong level of noninterest income complemented by fees on deposits and loan servicing income. Continued high levels of mortgage activity produced $1.2 million in gains during the third fiscal quarter compared to $1.4 million the preceding quarter. Fees on deposits totaled $1.4 million for the quarter ended March 31, 2013 versus $1.5 million the previous quarter and $1.4 million one year earlier. Loan servicing income totaled $406,000 for the quarter compared to a net expense of $450,000 the preceding quarter due to an impairment allowance, as a reduction in prepayment speeds occurred. During the third fiscal quarter, a sale of land originally purchased for branch expansion resulted in a one-time charge to other noninterest income for approximately $83,000. Total noninterest income was $3.7 million for the quarter ended March 31, 2013 compared to $3.1 million the preceding quarter and $3.0 million a year ago.
Noninterest expenses remained stable at $8.5 million in the third fiscal quarter, a level similar to the preceding quarter. In the fiscal third quarter a year ago, noninterest expenses totaled $8.7 million. For the nine months ended March 31, 2013, noninterest expenses decreased 6.2% to $25.8 million compared to $27.5 million for the same period one year earlier. Reflecting the higher mortgage commissions and incentive compensation programs relative to prior quarters, total compensation and employee benefit expenses increased to $5.3 million for the quarter ended March 31, 2013 compared to $4.8 million one quarter earlier.
These financial results are preliminary until the Form 10-Q is filed in May 2013.
Quarterly Dividend Declared
The board of directors declared a regular quarterly cash dividend of $0.1125 per common share for the third fiscal quarter 2013. The dividend is payable May 17, 2013 to stockholders of record May 10, 2013.
Use of Non-GAAP Financial Measures
This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). “Net Interest Margin, TE” is a non-GAAP financial measure. Information regarding the usefulness of Net Interest Margin, TE appears in the notes to the attached financial statements. The Company believes that the presentation of non-GAAP financial measures will permit investors to assess the Company's core operating results on the same basis as management. Non-GAAP financial measures should be considered supplemental to, not a substitute for or superior to, financial measures calculated in accordance with GAAP. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies. Reconciliation of the non-GAAP measures to the most comparable GAAP measures are set forth in the notes to the attached financial statements.

About HF Financial Corp.
HF Financial Corp., based in Sioux Falls, SD, is the parent company for financial services companies, including Home Federal Bank, Mid America Capital Services, Inc., dba Mid America Leasing Company, Hometown Investment Services, Inc. and HF Financial Group, Inc. As the largest publicly traded savings association headquartered in South Dakota, HF Financial Corp. operates with 28 offices in 19 communities, throughout Eastern South Dakota and one location in Marshall, Minnesota. The Company operates a branch in the Twin Cities market as Infinia Bank, a Division of Home Federal Bank of South Dakota. Internet banking is also available at www.homefederal.com and www.infiniabank.com.
This news release and other reports issued by the Company, including reports filed with the Securities and Exchange Commission, contain “forward-looking statements” that deal with future results, expectations, plans and performance. In addition, the Company's management may make forward-looking statements orally to the media, securities analysts, investors or others. These forward-looking statements might include one or more of the following:

•	Projections of income, loss, revenues, earnings or losses per share, dividends, capital expenditures, capital structure, adequacy of loan loss reserves, tax benefit or other financial items.

•	Descriptions of plans or objectives of management for future operations, products or services, transactions, investments and use of subordinated debentures payable to trusts.

•	Forecasts of future economic performance.

•	Use and descriptions of assumptions and estimates underlying or relating to such matters.
Forward-looking statements can be identified by the fact they do not relate strictly to historical or current facts. They often include words such as “optimism,” “look-forward,” “bright,” “pleased,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”.
Forward-looking statements about the Company's expected financial results and other plans are subject to certain risks, uncertainties and assumptions. These include, but are not limited to the following: possible legislative changes and adverse economic, business and competitive conditions and developments (such as shrinking interest margins and continued short-term environments); deposit outflows, reduced demand for financial services and loan products; changes in accounting policies or guidelines, or in monetary and fiscal policies of the federal government; changes in credit and other risks posed by the Company's loan and lease portfolios; the ability or inability of the Company to manage interest rate and other risks; unexpected or continuing claims against the Company's self-insured health plan; the ability or inability of the Company to successfully enter into a definitive agreement for and close anticipated transactions; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; and the other risks detailed from time to time in the Company's SEC filings, including but not limited to, its annual report on Form 10-K for the fiscal year ending June 30, 2012, and its subsequent quarterly reports on Form 10-Q.
Forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Although the Company believes its expectations are reasonable, it can give no assurance that such expectations will prove to be correct. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in any forward-looking statements.
CONTACT: HF Financial Corp.
Stephen Bianchi, President and Chief Executive Officer (605) 333-7556

HF Financial Corp.
Selected Consolidated Operating Highlight
(Dollars in Thousands, except share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	March 31,	December 31,	March 31,	March 31,
	2013	2012	2012	2013	2012
Interest, dividend and loan fee income:
Loans and leases receivable	$8,082	$8,804	$9,833	$25,892	$32,513
Investment securities and interest-earning deposits	1,561	1,028	1,184	3,826	3,591
	9,643	9,832	11,017	29,718	36,104
Interest expense:
Deposits	1,111	1,199	1,664	3,716	5,692
Advances from Federal Home Loan Bank and other borrowings	1,432	1,463	1,608	4,384	4,824
	2,543	2,662	3,272	8,100	10,516
Net interest income	7,100	7,170	7,745	21,618	25,588
Provision for losses on loans and leases	—	128	264	(172)	2,906
Net interest income after provision for losses on loans and leases	7,100	7,042	7,481	21,790	22,682
Noninterest income:
Fees on deposits	1,361	1,464	1,360	4,921	4,528
Loan servicing income, net	406	(450)	8	(84)	873
Gain on sale of loans	1,151	1,411	671	3,584	1,884
Earnings on cash value of life insurance	200	206	168	611	512
Trust income	209	190	206	593	560
Commission and insurance income	177	125	173	496	492
Gain on sale of securities, net	146	—	539	1,968	874
Loss on disposal of closed-branch fixed assets	—	—	(233)	—	(245)
Other	5	106	115	(1,256)	326
	3,655	3,052	3,007	10,833	9,804
Noninterest expense:
Compensation and employee benefits	5,258	4,784	4,910	14,973	15,532
Occupancy and equipment	1,096	1,002	1,076	3,167	3,269
FDIC insurance	195	201	261	606	796
Check and data processing expense	677	762	728	2,256	2,169
Professional fees	484	536	560	1,663	2,464
Marketing and community investment	106	304	323	778	1,087
Foreclosed real estate and other properties, net	16	206	137	325	222
Other	716	661	701	2,057	1,989
	8,548	8,456	8,696	25,825	27,528
Income before income taxes	2,207	1,638	1,792	6,798	4,958
Income tax expense	802	605	580	2,283	1,590
Net income	$1,405	$1,033	$1,212	$4,515	$3,368

Basic earnings per common share:	$0.20	$0.15	$0.17	$0.64	$0.48
Diluted earnings per common share:	$0.20	$0.15	$0.17	$0.64	$0.48
Basic weighted average shares:	7,054,902	7,055,591	6,992,886	7,053,880	6,979,858
Diluted weighted average shares:	7,056,986	7,057,261	6,996,215	7,056,367	6,980,280
Outstanding shares (end of period):	7,055,020	7,054,875	7,038,537	7,055,020	7,038,537
Number of full-service offices	28	28	32

HF Financial Corp.
Consolidated Statements of Financial Condition
(Dollars in Thousands, except share data)

	March 31, 2013	June 30, 2012
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$22,974	$50,334
Securities available for sale	419,195	373,246
Correspondent bank stock	7,519	7,843
Loans held for sale	8,510	16,207

Loans and leases receivable	682,614	683,704
Allowance for loan and lease losses	(10,664)	(10,566)
Loans and leases receivable, net	671,950	673,138

Accrued interest receivable	4,906	5,431
Office properties and equipment, net of accumulated depreciation	14,062	14,760
Foreclosed real estate and other properties	901	1,627
Cash value of life insurance	19,794	19,276
Servicing rights, net	10,799	11,932
Goodwill, net	4,366	4,366
Other assets	12,196	14,431
Total assets	$1,197,172	$1,192,591
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits	$897,215	$893,859
Advances from Federal Home Loan Bank and other borrowings	135,125	142,394
Subordinated debentures payable to trusts	27,837	27,837
Advances by borrowers for taxes and insurance	18,269	12,708
Accrued expenses and other liabilities	19,308	18,977
Total liabilities	1,097,754	1,095,775
Stockholders' equity
Preferred stock, $.01 par value, 500,000 shares authorized, none outstanding	—	—
Series A Junior Participating Preferred Stock, $1.00 stated value, 50,000 shares authorized, none outstanding	—	—
Common stock, $.01 par value, 10,000,000 shares authorized, 9,138,475 and 9,125,751 shares issued at March 31, 2013 and June 30, 2012, respectively	91	91
Additional paid-in capital	46,028	45,673
Retained earnings, substantially restricted	85,705	83,571
Accumulated other comprehensive (loss), net of related deferred tax effect	(1,509)	(1,622)
Less cost of treasury stock, 2,083,455 shares at March 31, 2013 and June 30, 2012	(30,897)	(30,897)
Total stockholders' equity	99,418	96,816
Total liabilities and stockholders' equity	$1,197,172	$1,192,591

HF Financial Corp.
Selected Consolidated Financial Condition Data
(Dollars in Thousands)
(Unaudited)

Allowance for Loan and Lease Loss Activity	Three Months Ended		Nine Months Ended
	3/31/2013	3/31/2012	3/31/2013	3/31/2012
Balance, beginning	$10,780	$11,021	$10,566	$14,315
Provision charged to income	—	264	(172)	2,906
Charge-offs	(189)	(1,291)	(1,219)	(7,421)
Recoveries	73	546	1,489	740
Balance, ending	$10,664	$10,540	$10,664	$10,540

Asset Quality	3/31/2013	12/31/2012	3/31/2012
Nonaccruing loans and leases	$22,541	$15,980	$20,770
Accruing loans and leases delinquent more than 90 days	166	209	1,136
Foreclosed assets	901	890	2,611
Total nonperforming assets	$23,608	$17,079	$24,517

General allowance for loan and lease losses	$7,957	$8,064	$8,213
Specific impaired loan valuation allowance	2,707	2,716	2,327
Total allowance for loans and lease losses	$10,664	$10,780	$10,540

Ratio of nonperforming assets to total assets at end of period (1)	1.97%	1.40%	2.05%
Ratio of nonperforming loans and leases to total loans and leases at end of period (2)	3.33%	2.39%	3.08%
Ratio of net charge-offs to average loans and leases for the year-to-date period (3)	(0.05)%	(0.11)%	1.12%
Ratio of allowance for loan and lease losses to total loans and leases at end of period	1.56%	1.59%	1.48%
Ratio of allowance for loan and lease losses to nonperforming loans and leases at end of period (2)	46.96%	66.59%	48.11%
_____________________________________________
(1) Nonperforming assets include nonaccruing loans and leases, accruing loans and leases delinquent more than 90 days and foreclosed assets.
(2) Nonperforming loans and leases include both nonaccruing and accruing loans and leases delinquent more than 90 days.
(3) Percentages for the nine months ended March 31, 2013 and March 31, 2012, and the six months ended December 31, 2012 have been annualized.

Troubled Debt Restructuring Summary	3/31/2013	12/31/2012	3/31/2012
Nonaccruing troubled debt restructurings-non-compliant (1)(2)	$287	$223	$4,758
Nonaccruing troubled debt restructurings-compliant (1)(2)	8,728	8,643	10,295
Accruing troubled debt restructurings (3)	1,037	1,300	1,458
Total troubled debt restucturings	$10,052	$10,166	$16,511
______________________________________________
(1) Non-compliant and compliant refer to the terms of the restructuring agreement.
(2) Balances are included in nonaccruing loans as part of nonperforming loans.
(3) None of the loans included are 90 days past due and are not included in the nonperforming loans.

HF Financial Corp.
Selected Capital Composition Highlights
(Unaudited)

	3/31/2013	12/31/2012	6/30/2012
Common stockholder's equity before OCI (1) to consolidated assets	8.45%	8.25%	8.29%
OCI components to consolidated assets:
Net changes in unrealized gain on securities available for sale	0.13	0.16	0.22
Net unrealized losses on defined benefit plan	(0.11)	(0.11)	(0.11)
Net unrealized losses on derivatives and hedging activities	(0.14)	(0.15)	(0.25)
Goodwill to consolidated assets	(0.36)	(0.36)	(0.37)
Tangible common equity to tangible assets	7.97%	7.79%	7.78%

Tangible book value per common share (2)	$13.47	$13.42	$13.13

Tier I capital (to adjusted total assets) (3)	9.80%	9.54%	9.66%
Tier I capital (to risk-weighted assets) (3)	15.18	15.26	14.62
Total risk-based capital (to risk-weighted assets) (3)	16.42	16.51	15.87
______________________________________________
(1) Accumulated other comprehensive income (loss).
(2) Common equity reduced by goodwill and divided by number of shares of outstanding common stock.
(3) Capital ratios for Home Federal Bank.

HF Financial Corp.
Selected Consolidated Financial Condition Data
(Dollars in Thousands)
(Unaudited)

Loan and Lease Portfolio Composition
	March 31, 2013		June 30, 2012
	Amount	Percent	Amount	Percent
Residential:
One-to four-family	$49,669	7.3%	52,626	7.7%
Construction	1,981	0.3	2,808	0.4
Commercial:
Commercial business (1)	68,669	10.1	79,069	11.6
Equipment finance leases	2,105	0.3	3,297	0.5
Commercial real estate:
Commercial real estate	240,101	35.2	225,341	33.0
Multi-family real estate	47,313	6.9	47,121	6.9
Construction	9,804	1.4	12,172	1.8
Agricultural:
Agricultural real estate	76,528	11.2	70,796	10.4
Agricultural business	91,275	13.4	84,314	12.3
Consumer:
Consumer direct	21,002	3.1	21,345	3.1
Consumer home equity	71,307	10.4	81,545	11.9
Consumer overdraft & reserve	2,831	0.4	3,038	0.4
Consumer indirect	29	—	232	—
Total (2)	$682,614	100.0%	$683,704	100.0%
_________________________________________________
(1) Includes $2,024 and $2,262 tax exempt leases at March 31, 2013 and June 30, 2012, respectively.
(2) Exclusive of undisbursed portion of loans in process and net of deferred loan fees and discounts.

Deposit Composition
	March 31, 2013		June 30, 2012
	Amount	Percent	Amount	Percent
Noninterest-bearing checking accounts	$137,293	15.3%	146,963	16.4%
Interest-bearing checking accounts	166,999	18.6	138,075	15.5
Money market accounts	217,560	24.3	210,298	23.5
Savings accounts	111,180	12.4	121,092	13.6
In-market certificates of deposit	252,418	28.1	265,009	29.6
Out-of-market certificates of deposit	11,765	1.3	12,422	1.4
Total deposits	$897,215	100.0%	$893,859	100.0%

HF Financial Corp.
Selected Consolidated Financial Condition Data
(Dollars in Thousands)
(Unaudited)

Average Balance, Interest Yields and Rates	Three Months Ended
	March 31, 2013		December 31, 2012
	Average Outstanding Balance	Yield/ Rate	Average Outstanding Balance	Yield/ Rate
Interest-earning assets:
Loans and leases receivable(1)(3)	$687,223	4.77%	$699,105	5.00%
Investment securities(2)(3)	423,353	1.50	379,790	1.07
Total interest-earning assets	1,110,576	3.52%	1,078,895	3.62%
Noninterest-earning assets	79,912		81,910
Total assets	$1,190,488		$1,160,805
Interest-bearing liabilities:
Deposits:
Checking and money market	$380,004	0.26%	$357,509	0.28%
Savings	118,408	0.24	110,363	0.26
Certificates of deposit	268,814	1.21	273,635	1.27
Total interest-bearing deposits	767,226	0.59	741,507	0.64
FHLB advances and other borrowings	132,781	3.14	131,414	3.13
Subordinated debentures payable to trusts	27,837	5.87	27,837	6.06
Total interest-bearing liabilities	927,844	1.11%	900,758	1.17%
Noninterest-bearing deposits	130,687		132,231
Other liabilities	32,987		28,897
Total liabilities	1,091,518		1,061,886
Equity	98,970		98,919
Total liabilities and equity	$1,190,488		$1,160,805
Net interest spread(4)		2.41%		2.45%
Net interest margin(4)(5)		2.59%		2.64%
Net interest margin, TE(6)		2.64%		2.68%
Return on average assets(7)		0.48%		0.35%
Return on average equity(8)		5.76%		4.14%
_____________________________________

(1)	Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2)	Includes federal funds sold and interest earning reserve balances at the Federal Reserve Bank.

(3)	Yields do not reflect the tax-exempt nature of loans, equipment leases and municipal securities.

(4)	Percentages for the three months ended March 31, 2013 and December 31, 2012 have been annualized.

(5)	Net interest income divided by average interest-earning assets.

(6)
Net interest margin expressed on a fully taxable equivalent basis ("Net Interest Margin, TE") is a non-GAAP financial measure. See the following Non-GAAP Disclosure Reconciliation of Net Interest Income (GAAP) to Net Interest Margin, TE (Non-GAAP). The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income and certain other permanent income tax differences. We believe that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis, and accordingly believe the presentation of this non-GAAP financial measure may be useful for peer comparison purposes. As a non-GAAP financial measure, Net Interest Margin, TE should be considered supplemental to and not a substitute for or superior to, financial measures calculated in accordance with GAAP. As other companies may use different calculations for Net Interest Margin, TE, this presentation may not be comparable to similarly titled measures reported by other companies.

(7)	Ratio of net income to average total assets.

(8)	Ratio of net income to average equity.

HF Financial Corp.
Selected Consolidated Financial Condition Data
(Dollars in Thousands)
(Unaudited)

Average Balance, Interest Yields and Rates	Nine Months Ended
	March 31, 2013		March 31, 2012
	Average Outstanding Balance	Yield/ Rate	Average Outstanding Balance	Yield/ Rate
Interest-earning assets:
Loans and leases receivable(1)(3)	$696,667	4.95%	$792,551	5.46%
Investment securities(2)(3)	394,111	1.29	321,360	1.49
Total interest-earning assets	1,090,778	3.63%	1,113,911	4.31%
Noninterest-earning assets	81,219		83,472
Total assets	$1,171,997		$1,197,383
Interest-bearing liabilities:
Deposits:
Checking and money market	$357,910	0.33%	$323,823	0.63%
Savings	113,678	0.25	125,585	0.26
Certificates of deposit	273,610	1.27	323,466	1.61
Total interest-bearing deposits	745,198	0.66	772,874	0.98
FHLB advances and other borrowings	137,177	3.04	147,918	3.05
Subordinated debentures payable to trusts	27,837	6.01	27,837	6.86
Total interest-bearing liabilities	910,212	1.19%	948,629	1.48%
Noninterest-bearing deposits	131,603		122,153
Other liabilities	31,677		31,644
Total liabilities	1,073,492		1,102,426
Equity	98,505		94,957
Total liabilities and equity	$1,171,997		$1,197,383
Net interest spread(4)		2.44%		2.83%
Net interest margin(4)(5)		2.64%		3.06%
Net interest margin, TE(6)		2.68%		3.09%
Return on average assets(7)		0.51%		0.37%
Return on average equity(8)		6.11%		4.72%
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(1)	Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2)	Includes federal funds sold and interest earning reserve balances at the Federal Reserve Bank.

(3)	Yields do not reflect the tax-exempt nature of loans, equipment leases and municipal securities.

(4)	Percentages for the nine months ended March 31, 2013 and March 31, 2012 have been annualized.

(5)	Net interest income divided by average interest-earning assets.

(6)
Net interest margin expressed on a fully taxable equivalent basis ("Net Interest Margin, TE") is a non-GAAP financial measure. See the following Non-GAAP Disclosure Reconciliation of Net Interest Income (GAAP) to Net Interest Margin, TE (Non-GAAP). The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income and certain other permanent income tax differences. We believe that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis, and accordingly believe the presentation of this non-GAAP financial measure may be useful for peer comparison purposes. As a non-GAAP financial measure, Net Interest Margin, TE should be considered supplemental to and not a substitute for or superior to, financial measures calculated in accordance with GAAP. As other companies may use different calculations for Net Interest Margin, TE, this presentation may not be comparable to similarly titled measures reported by other companies.

(7)	Ratio of net income to average total assets.

(8)	Ratio of net income to average equity.

HF Financial Corp.
Age Analysis of Past Due Loans and Leases Receivables
(Dollars in Thousands)
(Unaudited)

March 31, 2013	Accruing and Nonaccruing Loans					Nonperforming Loans
	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater Than 89 Days	Total Past Due	Current	Recorded Investment > 90 Days and Accruing (1)	Nonaccrual Balance	Total
Residential:
One-to four-family	$—	$—	$401	$401	$49,268	$165	$448	$613
Construction	—	—	—	—	1,981	—	—	—
Commercial:
Commercial business	407	3,109	—	3,516	65,153	—	4,225	4,225
Equipment finance leases	—	—	—	—	2,105	—	—	—
Commercial real estate:
Commercial real estate	76	—	—	76	240,025	—	1,202	1,202
Multi-family real estate	—	—	27	27	47,286	—	27	27
Construction	—	—	—	—	9,804	—	—	—
Agricultural:
Agricultural real estate	—	—	—	—	76,528	—	11,193	11,193
Agricultural business	40	—	—	40	91,235	—	4,648	4,648
Consumer:
Consumer direct	21	—	—	21	20,981	—	10	10
Consumer home equity	328	—	—	328	70,979	—	788	788
Consumer OD & reserve	4	—	1	5	2,826	1	—	1
Consumer indirect	—	—	—	—	29	—	—	—
Total	$876	$3,109	$429	$4,414	$678,200	$166	$22,541	$22,707

December 31, 2012	Accruing and Nonaccruing Loans					Nonperforming Loans
	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater Than 89 Days	Total Past Due	Current	Recorded Investment > 90 Days and Accruing (1)	Nonaccrual Balance	Total
Residential:
One-to four-family	$24	$152	$291	$467	$49,592	$201	$242	$443
Construction	—	—	—	—	2,588	—	—	—
Commercial:
Commercial business	—	—	80	80	80,054	—	4,482	4,482
Equipment finance leases	—	—	8	8	2,449	8	—	8
Commercial real estate:
Commercial real estate	539	173	—	712	234,370	—	1,221	1,221
Multi-family real estate	—	—	27	27	42,614	—	27	27
Construction	—	—	—	—	13,365	—	—	—
Agricultural:
Agricultural real estate	40	—	—	40	68,984	—	8,481	8,481
Agricultural business	330	—	119	449	81,998	—	670	670
Consumer:
Consumer direct	33	3	—	36	21,292	—	15	15
Consumer home equity	250	220	—	470	74,764	—	842	842
Consumer OD & reserve	2	—	—	2	3,150	—	—	—
Consumer indirect	5	—	—	5	77	—	—	—
Total	$1,223	$548	$525	$2,296	$675,297	$209	$15,980	$16,189
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(1)	Loans accruing and delinquent greater than 90 days have government guarantees or acceptable loan-to-value ratios.

HF Financial Corp.
Non-GAAP Disclosure Reconciliation
Net Interest Margin to Net Interest Margin-Tax Equivalent Yield
(Dollars in Thousands)
(Unaudited)

	Three Months Ended			Nine Months Ended
	March 31,	December 31,	March 31,	March 31,
	2013	2012	2012	2013	2012
Net interest income	$7,100	$7,170	$7,745	$21,618	$25,588
Taxable equivalent adjustment	118	109	83	312	285
Adjusted net interest income	7,218	7,279	7,828	21,930	25,873
Average interest-earning assets	1,110,576	1,078,895	1,108,481	1,090,778	1,113,911
Net interest margin, TE	2.64%	2.68%	2.84%	2.68%	3.09%